Financial Services Framework Agreement

This agreement was entered into by the following parties on 8 November 2013 in Guangzhou:

China Southern Airlines Company Limited (hereinafter “Party A”)

Address: 278 Ji Chang Road, Guangzhou

Legal representative: Si Xian Min

Party B: Southern Airlines Group Finance Company Limited (hereinafter “Party B”)

Address: 17 Hang Yun South Street, Bai Yun District, Guangzhou

Legal representative: Wang Jianjun

Party A and Party B unanimously agreed under the principles of fairness and mutual benefit to enter into the following framework agreement in respect of the provision of deposit, loan businesses and other related financial services by Party B to Party A (Party A to this agreement includes China Southern Airlines Company Limited and its controlled subsidiaries):

Article 1 Deposit service

1.	Party A deposits some of the temporary idle working capital and some of receipts of operational funds in the account that it has opened with Party B under the principle of free deposit and withdrawal in accordance with this agreement.
2.	Party B should regularly pay interest on deposit at a rate not less than the benchmark deposit interest rate of the same term specified by the People’s Bank of China.
3.	Party B should provide transfer and settlement services to Party A for its normal operating activities according to the needs of Party A and the relevant provisions of the State.
4.	To accelerate the speed of settlement of funds of Party A, Party B provides online financial services to Party A.

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Article 2 Loan services

1.	Party B should try to meet the loan demand of Party A first according to its own funds capability. In this agreement the loan services provided by Party B to Party A include loans and other loan services.
2.	When Party A applies for a loan from Party B, Party A and Party B should enter into a loan agreement specifying the loan amount, purposes of the loan and term of the loan etc.
3.	Party A should pay interest on the loans that it has obtained from Party B at a rate not more than the benchmark loan interest rate of the same term specified by the People’s Bank of China.
4.	Party A should repay the principal of the loan and pay interest as scheduled according to the loan service agreement entered into by both parties.

Article 3 Other financial services

1.	Depending on the needs of the normal operating activities of Party A, Party B can accept the entrustment of Party A to provide the following financial services to Party A, but when the services are actually provided, Party A and Party B should specify the provisions by entering into contracts.
(1)	Financial and financing consultancy, credit search and related consultancy, agency businesses;
(2)	Insurance agency business;
(3)	Other businesses that Party B can conduct subject to the approval of the China Banking Regulatory Commission.
2.	Party B can accept the entrustment by Party A to provide bond issuance or underwriting services to Party A only when Party A is permitted to issue bonds, but when the services are actually provided, Party A and Party B should specify the provisions by entering into contracts.
3.	The handling charges charged by Party B when providing the above financial services should conform with the relevant provisions whenever they are specified by the charging scale of the People’s Bank of China and the China Banking Regulatory Commission; and those handling charges should be higher than the handling charges charged by an independent third party providing the same type of financial services to Party A.

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Article 4 Special provisions

1.	In order to better control risks of funds, Party B undertakes that its idle funds can only be deposited in State-owned commercial banks and listed joint-stock commercial banks. At the same time Party B undertakes to ensure that Party A can use the deposit within the deposit amount of Party A any time.
2.	To guarantee the implementation of this agreement, Party B agrees that the total amount of the loans that it grants to CSAHC and its other subsidiaries (other than Party A) shall not exceed the sum of the capital and reserve of Party B and the deposits of the other companies (other than Party A).
3.	The pricing of the transactions of both parties should adhere to the principles of fairness and reasonableness, with the fair value of the market as the basis, and the prices should not exceed the prices or charging scale of an independent third party.

Article 5 Default responsibilities

If either party of Party A and Party B breaches the provisions of this agreement, does not perform or not fully perform its duties under this agreement, this will constitute a breach, the defaulting party should undertake the default responsibilities in accordance with the relevant provisions of the “Contract Law of the People’s Republic of China”, the other party has the right to discharge this agreement; to avoid disagreement, this agreement does not constitute a mandatory obligation of Party A to carry out deposit or loan businesses with Party B.

Article 6 Dispute resolution

Any disputes between Party A and Party B arising from the interpretation, effectiveness of this agreement and during the performance process should be resolved by amicable discussion, if the discussion fails, either party can submit that dispute to a competent People’s Court in Guangzhou for resolution by law suit.

Article 7 Validity and validity period of the agreement

1.	The validity period of this agreement is 3 years from 1 January 2014 to 31 December 2016; this agreement will be legally binding upon both parties starting from the day it takes effect.
2.	Both parties agree that all the financial services framework agreements signed by both parties previously will be automatically terminated starting from the day it takes effect.

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Article 8 Upper limit of transaction

1.	All parties to the agreement unanimously agree that starting from the day this agreement takes effect the balance of deposits (including accrued interest) of Party A with Party B on any single day shall not exceed RMB6 billion, the balance of the loan services (including total interest expenses) provided by Party B on any single day shall not exceed the same level above.
2.	All parties to the agreement unanimously agree that the total amount of expenses that Party A pays in respect of the provision of the other financial services by Party B shall not exceed RMB5 million in any single financial year.

Article 9 Risk control

To control the risk of funds, Party B has the duties to assist Party A to complete the following measures:

1.	Before Party A and Party B carry out connected transactions, Party A has the right to inspect if Party B has valid “Financial Permit”, “Business Licence of the Legal Person”, in the absence of the certificates concerned, or the certificates concerned have expired, Party A will stop to carry out cooperation of all types of businesses with Party B.
2.	Before Party A deposits funds with Party B, Party A has the right to read the annual report of the latest financial year which has been audited by an accounting firm with securities, futures business qualifications, Party A will only start business cooperation with Party B after it has confirmed that the risks are controllable.
3.	Party A has the right to learn about the operating and financial conditions of Party B on a regular basis, pay attention to see if Party B violates the provisions of the “Administrative Measures regarding the Finance Company of a Corporation Group” promulgated by the China Banking Regulatory Commission. Party A has the right to request Party B to provide the situations of all regulatory indicators to the finance department of Party A within 15 working days after the end of each quarter, if it is discovered that the related indicators do not comply with the relevant provisions of the “Administrative Measures regarding the Finance Company of a Corporation Group”, Party A will stop to carry out cooperation of deposit business with Party B.

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4.	When the following events occur, Party A has the right to adapt risk response measures such as full or partial withdrawal of the deposits of Party A placed in Party B, temporarily stoppage of depositing funds with Party B, and to request Party B to rectify within a deadline etc to actually guarantee the security of deposits of Party A placed with Party B:
(1)	When the gearing ratio indicator of Party B does not comply with the provisions of Article 34 of the “Administrative Measures regarding the Finance Company of a Corporation Group”;
(2)	When Party B experiences substantial events such as a bank run, inability to repay loans due, pastdue of loans of large value or the provision of guarantee and advances, serious defects of computer system, robbery or frauds, serious breaches of rules, criminal cases involving the directors or senior management members etc;
(3)	When the negotiable securities investment business of Party B suffers huge losses, the loss amount has reached 50% of the registered capital of Party B;
(4)	The occurrence of matters such as material organization change, transactions of equity interest or operational risks which may affect the normal operation of Party B;
(5)	When the balance of the deposits of Party A placed with Party B expressed as a proportion of the balance of deposits accepted by Party B exceeds the relevant provisions of the securities regulatory department;
(6)	When administrative punishment is imposed upon Party B by the China Banking Regulatory Commission or other regulatory departments as a result of the breaching of law and regulations of the former;
(7)	When Party B is demanded to carry out rectification by the China Banking Regulatory Commission;
(8)	Other matters that Party A considers that they may bring implicit safety risks for the funds of Party A that it has placed.
5.	Party A has the right to make full or partial withdrawal of the deposits of Party A placed with Party B on a non-regular basis to ensure that the security and liquidity of the deposits concerned.

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Article 10 Others

1.	Without the written consent of both parties in advance, either party shall not after, revise the terms and contents of this agreement. Only those supplements, revisions unanimously agreed by both parties and for which a written supplementary agreement is drawn up will be legally binding upon both parties.
2.	For matters not covered by this agreement, both parties will discuss and enter into written supplementary agreements, those written supplementary agreements shall have the same legal force as this agreement.
3.	This agreement is prepared in quadruplicate, Party A and Party B each retains two copies which are equally legally binding.

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(No main text below)

Party A: China Southern Airlines Company Limited

Authorized representative:

[signature & seal]

Party B:	Southern Airlines Group Finance Company Limited

Authorized representative:

[signature & seal]

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